Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of September 28, 2014 (the “Effective Date”), is by and between BeneChill, Inc., a Delaware corporation (the “Company”), having an office at 10060 Carroll Canyon Road, Suite 100, San Diego CA 92131, and John Estill, an individual residing at 7029 Via Padilla Carlsbad, CA 92009 (the “Employee”).

WHEREAS, the Employee is currently employed by the Company under an “at-will” agreement and the Company and the Employee wish to enter into an employment agreement for the employee to provide, and the Company wishes to receive, the Employee’s services pursuant to the terms set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee, each intending to be legally bound, agree as follows:

1. Employment.

(a) Employment. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Employee as its Chief Financial Officer (CFO) and VP of San Diego Operations, and the Employee accepts such employment.

(b) Duties. The Employee will devote substantially all of the Employee’s business hours to, and during such time, will make the best use of the Employee’s energy, knowledge and training in, advancing the Company’s interests. The Employee will diligently and conscientiously perform the duties of the Employee’s position within the general guidelines to be determined by the Chief Executive Officer (the “CEO”). While the Employee is employed by the Company, the Employee will report to the CEO and keep the CEO informed of any other business activities, and will promptly stop any such activity that might conflict with the Company’s interests or adversely affect the performance of the Employee’s duties for the Company; provided, however, that the Employee may become a member of the board of directors of one company that does not compete with the Company provided that the duties related to such board membership do not interfere with or compete with the Employee’s duties as the Chief Financial Officer and VP of San Diego Operations of the Company.

2. Compensation.

(a) Salary. The Company agrees that while the Employee is serving as the Company’s Chief Financial Officer and VP of San Diego Operations, the Employee will be paid a salary at the rate of $203,940 per year, which amount may be increased from time to time as the CEO, in his sole discretion, determines (as applicable, the “Salary”). The Salary will be paid in accordance with the standard payroll practices of the Company.

(b) Bonus. The Company agrees to pay the Employee an annual bonus of up to 25% of the Salary, the amount of such bonus to be determined by the CEO, in his sole discretion, based upon objectives agreed to at the beginning of each calendar year and compared to the Company’s actual performance reviewed by the CEO at the end of each calendar year.

(c) Stock Incentives. In addition to the Salary and the bonus referenced in Section 2(b), the CEO may elect to grant to the Employee from time to time stock options for additional shares of the Company’s Common Stock or similar incentives, pursuant to the terms and conditions of the Company’s 2013 Stock Incentive Plan (the “Plan”), based upon the Employee’s contributions to the Company and other relevant factors, as determined by the CEO in his sole discretion.

(d) Reimbursement of Business Expenses. The Company agrees to reimburse the Employee for all reasonable out-of-pocket business expenses incurred by the Employee on behalf of the Company, provided that the Employee properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”) and in accordance with the standard policies of the Company relating to reimbursement of business expenses.

(e) Benefits and Vacation. The Employee is entitled to participate in all benefit plans adopted by the Company to the extent that the terms of such benefit plans permit the Employee to participate. The Employee is entitled to four weeks of paid vacation and all legal holidays observed by the Company, in each case, in accordance with the Company’s policies as in effect from time-to-time.

3. Term and Termination.

(a) Term. This Agreement will become effective upon the Effective Date. Nothing in this Agreement is intended to establish any minimum period of the Employee’s continuing employment, and the Employee’s employment shall continue to be on an “at-will” basis. The Employee acknowledges that his employment with the Company is terminable at will at any time by either party as described herein.

(b) Termination. Subject to the respective continuing obligations of the Company and the Employee under Sections 5, 6 and 7:

(1) The Company may terminate this Agreement for Cause (as defined in Section 3(c)) immediately upon written notice to the Employee;

(2) This Agreement will terminate upon the Employee’s death;

(3) The Company may terminate this Agreement upon 30 days’ written notice in the event of the Employee’s “permanent disability,” meaning the occurrence of an event which constitutes permanent and total disability within the meaning of Section 22(e)(3) of the Code;

(4) Either the Company or the Employee may terminate this Agreement without Cause upon 30 days’ prior written notice to the other party.

(c) Definitions.

(1) “Cause” means:

(A) The Employee’s material breach of Sections 5, 6 or 7 of this Agreement, which breach is not cured within 30 days of written notice from the CEO setting forth in reasonable detail the nature of such breach;

(B) The Employee’s gross misconduct which is materially and demonstrably injurious to the Company;

(C) The Employee’s willful and continued failure to perform substantially the Employee’s duties with the Company (other than a failure resulting from the Employee’s incapacity due to bodily injury or physical or mental illness) after a demand for substantial performance is delivered to the Employee by the CEO which specifically identifies the manner in which the Employee has not substantially performed the Employee’s duties and provides for a reasonable period of time within which the Employee may take corrective measures; or

(D) The Employee’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Employee’s ability to perform substantially the Employee’s duties for the Company.

(2) “Termination Date” means the date this Agreement is terminated.

4. Compensation Upon Termination. Upon the termination of the Employee’s employment with the Company, the Employee shall be entitled to receive the benefits described in this Section 4 and no other benefits.

(a) Termination for Cause. If this Agreement is terminated by the Company pursuant to Section 3(b)(1), the Employee shall be paid (i) his then current Salary through the Termination Date, (ii) any benefits payable to the Employee pursuant to the terms and conditions of any benefit plan in which the Employee participated during the term of his employment, the right to which had vested on the Termination Date under the terms and conditions of such plans and (iii) any unpaid expense reimbursement. Such Salary shall be paid on the Company’s next payday following the Termination Date and such unpaid expenses shall be paid in one lump sum within 10 business days of the Termination Date.

(b) Termination Due to Death or Disability. If this Agreement is terminated by the Company pursuant to Sections 3(b)(2) or 3(b)(3), the Employee shall be paid (i) his then current Salary through the end of the month following his death or termination as a result of total disability, (ii) benefits payable to the Employee pursuant to the terms and conditions of any benefit plan in which the Employee participated during the term of his employment, the right to which had vested on the date of his death or termination under the terms and conditions of such plans and (iii) any unpaid expense reimbursement. Such amounts shall be paid in one lump sum within 10 business days of the date of his death or termination as a result of total disability.

(c) Termination upon Change of Control. Upon a Change of Control, as defined in Section 13.1 of the Plan, if, pursuant to Section 3(b)(4), (i) the Company or its successor elects not to continue the Employee’s employment as of the date of the Change of Control, (ii) the Company or its successor terminates the Employee’s employment any time within 12 months following the date of the Change of Control for any reason other than Cause pursuant to Section 3(b)(i), or (iii) the Employee voluntarily terminates his employment as a result of the Company’s or its successor’s substantial reduction in the Employee’s duties and responsibilities related to the Company’s business or assets (recognizing that the Employee’s actual title and reporting responsibilities may be different, as a result of working for a larger organization after a Change of Control, but his title and responsibilities shall not be less subordinate than the senior financial or operations officer of a surviving company’s subsidiary or division whose primary business is substantially comprised of the business of the Company), then the Employee shall be paid (a) his then current Salary for a period of 6 months from the date that notice of termination is delivered by the Company pursuant to Section 3(b)(4) in accordance with the Company’s standard payroll practices, (b) benefits payable to the Employee pursuant to the terms and conditions of any benefit plan in which the Employee participated during the term of his employment, the right to which had vested on the date of his termination under the terms and conditions of such plans, and (c) any unpaid expense reimbursement, which unpaid expenses shall be paid in one lump sum within 10 business days of the Termination Date. In addition, the vesting of any stock options or other incentive awards awarded under the Plan shall immediately vest if the acquiring entity or successor to the Company does not assume such stock options or incentive awards or replace them with substantially equivalent stock options or incentive awards, or if so assumed or replaced, the Employee’s employment is subsequently terminated pursuant to this Section 4(c)(ii) or 4(c)(iii). The Company or its successor shall only be obligated to make the foregoing payment if the Employee (1) has returned all Company property in the Employee’s possession, (2) has resigned as a member of the Board of Directors of all subsidiaries of the Company (to the extent applicable), and (3) signs (and does not revoke) a general release in a form to be provided by the Company.

(d) Termination Without Cause. If this Agreement is terminated by the Company pursuant to Section 3(b)(4), except in the case of a Change of Control, the Employee shall be paid (i) his then current Salary for a period of six months from the date that notice of termination is delivered by the Company pursuant to Section 3(b)(4) in accordance with the Company’s standard payroll practices, and (ii) any unpaid expense reimbursement, which unpaid expenses shall be paid in one lump sum within 10 business days of the Termination Date. The Company shall only be obligated to make the foregoing payment if the Employee (i) has returned all Company property in the Employee’s possession, (ii) has resigned as a member of the Board of Directors of all subsidiaries of the Company (to the extent applicable), and (iii) signs (and does not revoke) a general release in a form to be provided by the Company.

(e) Termination by the Employee. If this Agreement is terminated by the Employee pursuant to Section 3(b)(4), the Employee shall be paid (i) his then current Salary through the Termination Date, (ii) any benefits payable to the Employee pursuant to the terms and conditions of any benefit plan in which Employee participated during the term of his employment, the right to which had vested on the date of his termination under the terms and conditions of such plans and (iii) any unpaid expense reimbursement. Such Salary shall be paid on the Company’s next payday following the Termination Date and such unpaid expenses shall be paid in one lump sum within 10 business days of the Termination Date.

5. Confidentiality.

(a) Definition. “Confidential Information,” as used in this Agreement, means information or material which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

(1) information or material relating to the Company, and its businesses as conducted or anticipated to be conducted, business plans, operations, past, current or anticipated software, products or services, customers or prospective customers, or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(2) information or material relating to the Company’s Inventions;

(3) information which when received is marked as “proprietary,” “private,” or “confidential”;

(4) trade secrets; and

(5) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.

Notwithstanding the foregoing, “Confidential Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of the Employee outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

(b) Prohibition on Disclosure and Use of Confidential Information; Return of Materials. The Employee agrees that he will not directly or indirectly disclose or use at any time, either during or subsequent to his employment by the Company or by any of the Company’s subsidiaries or affiliates (which obligation will survive indefinitely), any Confidential Information, except as such disclosure or use may be required in connection with his work for the Company or unless the Employee first secures the written consent of the Company. Upon termination of his employment, the Employee will promptly return to the Company all originals and all copies of all property and assets of the Company created or obtained by the Employee as a result of or in the course of or in connection with his employment with the Company which are in the Employee’s possession or control, whether or not constituting or containing Confidential Information, including, but not limited to, computer files, software programs, computer equipment, correspondence, notes, memoranda, notebooks, drawings, customer lists, or other documents delivered to the Employee concerning any idea, product, apparatus, invention or process manufactured, used, developed, investigated, or marketed by the Company during the period of his employment.

(c) Third-Party Information. The Employee understands and acknowledges that the Company has a policy prohibiting the receipt by the Company of any confidential information in breach of the Employee’s obligations to third parties and does not desire to receive any confidential information under such circumstances. Accordingly, the Employee will not disclose to the Company or use in the performance of any duties for the Company any confidential information in breach of an obligation to any third party. The Employee represents that he has provided the Company with a copy of any agreement by which the Employee is bound that restricts the Employee’s use of any third party’s confidential information.

6. Inventions.

(a) Definition. “Inventions”, as used in this Agreement, means any inventions, improvements, developments, ideas, discoveries or designs, whether patentable or unpatenable, and whether created, conceived and/or reduced to practice solely by the Employee or jointly with others, anywhere in the world, whether or not during regular working hours, and that: (i) relate, at the time of conception or reduction to practice, to (A) the Company’s business, projects or products, or to the manufacture or utilization thereof, or (B) the actual or demonstrably anticipated research or development of the Company, as evidenced by prior written documentation of the Company; (ii) result from any work performed directly or indirectly by the Employee for the Company; or (iii) result, at least in part, from the use of the Company’s time, materials, facilities or trade secret information.

(b) Ownership of Inventions. The Employee agrees that all Inventions made by the Employee during his employment with the Company and for six months thereafter will be the sole and exclusive property of the Company. The Employee will, with respect to any Invention:

(1) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company’s premises;

(2) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request);

(3) assign (and the Employee hereby assigns) to the Company all of the Employee’s right, title and interest in and to the Invention, any applications the Employee makes for patents or copyrights in any country, and any patents or copyrights granted to the Employee in any country; and

(4) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company.

The requirements of this Section 6(b) do not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, and (i) which does not relate directly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work the Employee performed for the Company. The Employee agrees to perform promptly (without charge to the Company) all acts as may be necessary in the Company’s opinion to preserve all patents and/or copyrights granted upon the Employee’s Inventions against forfeiture, abandonment or loss. If the Employee is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by the Employee, the Employee agrees to do so. With respect to any obligations performed by the Employee under this Section 6(b) following termination of this Agreement, the Company will pay or reimburse all reasonable out-of-pocket expenses.

(c) Works Made for Hire. To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

(d) Survivability. The obligations of this Section 6 will survive the expiration or termination of this Agreement.

7. Non-Competition Agreement.

(a) Other Agreements. The Employee represents and warrants to the Company that he is not currently subject to a non-competition, confidentiality or other such agreement with a former or current employer that prohibits the Employee from working for the Company.

(b) Definition. “Company Product” means any actual or potential product, product line or service (i) that has been designed, developed, manufactured, marketed or sold by the Company during the Employee’s employment with the Company, (ii) regarding which the Company has conducted or acquired research and development during the Employee’s employment with the Company, or (iii) which embodies an Invention.

(c) Non-Compete. The Employee agrees that, during his employment with the Company and for a period of one year after the Employee’s employment with the Company ends for any reason, the Employee will not alone, or in any capacity with another firm:

(1) directly or indirectly participate in or support in any capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee or otherwise) the manufacture, invention, development, sale, solicitation of sale, marketing, testing, research or other business aspect of any actual or projected product, product line or service designed, developed, manufactured, marketed or sold by anyone other than the Company that performs similar functions or is used for the same general purposes as a Company Product;

(2) disrupt, damage, impair, or interfere with the Company’s relationship with employees, customers, agents, representatives or vendors, or attempt to do any of the same; or

(3) employ or attempt to employ (by soliciting or assisting anyone else in the solicitation of) any of the Company’s then employees on behalf of any other entity, whether or not such entity competes with the Company.

(d) Exceptions to Non-Compete. The restrictions contained in Section 6(c) of this Agreement will not prevent the Employee from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as, prior to the Employee’s accepting such employment, the Company receives separate written assurances from the prospective employer and from the Employee, satisfactory to the Company, to the effect that the Employee will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the restrictive period set forth in Section 7(c), the Employee will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

(e) No Additional Compensation. In the event that the Employee’s employment terminates for any reason, no additional compensation will be paid for this non-competition obligation.

(f) Survival. The obligations of this Section 7 will survive the expiration or termination of this Agreement.

8. Miscellaneous.

(a) No Adequate Remedy. The Employee understands that if the Employee fails to fulfill Employee’s obligations under Sections 5, 6 or 7 of this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any rights or remedies available to the Company at law, in equity, or by statute, the Employee hereby consents to the specific enforcement of Sections 5, 6 and 7 of this Agreement by the Company through an injunction or restraining order issued by an appropriate court.

(b) Consent to Use of Name. The Employee consents to the use of the Employee’s name in appropriate Company materials such as, but not limited to, offering memoranda related to financing activities of the Company.

(c) No Conflicts. The Employee represents and warrants to the Company that neither the entering into of this Agreement nor the performance of any obligations hereunder will conflict with or constitute a breach under any obligation of the Employee, as the case may be, under any agreement or contract to which the Employee is a party or any other obligation by which the Employee is bound. Without limiting the foregoing, the Employee agrees that at no time will the Employee use any trade secrets or other intellectual property of any third party while performing services hereunder.

(d) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company’s successors and assigns; provided however, that the Company may assign this Agreement only in connection with a merger, consolidation, assignment, sale or other disposition or substantially all of its assets or business. This Agreement is also binding on the Employee’s heirs, successors, assigns and legal representatives.

(e) Modification. This Agreement may be modified or amended only by a writing signed by the Company and the Employee.

(f) Governing Law. The laws of the State of Delaware will govern the validity, construction, and performance of this Agreement, without regard to any conflict of law provisions.

(g) Dispute Resolution. Except for any proceeding brought pursuant to Section 8(a) herein, the parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof (a “Dispute”), will be resolved as follows. If the Dispute cannot be settled through direct discussions, the parties will first try to settle the Dispute in an amicable manner by mediation before resorting to arbitration. Any Dispute that has not been resolved within 60 days of the initiation of the mediation procedure (the “Mediation Deadline”) will be settled by binding arbitration by a single arbitrator administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness in accordance with the commercial arbitration rules of the JAMS. The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damage in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties hereby consent to the jurisdiction of the courts of the state in which the arbitration occurred for this purpose.

(h) Construction. Whenever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent declared invalid by a court of competent jurisdiction under the applicable law, that provision will remain effective to the extent not declared invalid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(i) Waivers. No failure or delay by the Company or the Employee in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Employee of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(j) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement.

(k) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand-delivered or sent by registered or certified first-class mail, postage prepaid, and shall be effective upon delivery if hand-delivered, three days after mailing if mailed or one day after delivery to a commercial overnight delivery service, in each case to the addresses stated at the beginning of this Agreement. These addresses may be changed at any time by like notice.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

BENECHILL, INC.		EMPLOYEE:

By:	/s/ Fred Colen	/s/ John Estill
Name:	Fred Colen	John Estill
Its:	Chief Executive Officer